Exhibit 10.24

BioGenetics’ Oral Agreements:

Lease of premises to National Stem Cell, Inc.,

Management of sperm collection and cryo-storage

Sublet agreement with Roosevelt-St. Luke’s Hospital

Lease with National Stem Cell, Inc.

The terms and conditions of the oral agreement by and between National Stem Cell, Inc. and BioGenetics, Inc. relating to premises at 187 Mill Lane, Mountainside, New Jersey 07052

The premises are approximately 1,680 square feet consisting of office space and laboratory space in a modern office and laboratory building

The lease is from month to month i.e. either party upon thirty day written notice can terminate the lease.

The lease includes utilities and taxes.

The rental is $2,500 per month.

Management Agreement with National Stem Cell, Inc.

BioGenetics is a party to an oral management agreement with National Stem Cell, Inc. cancellable upon 30 days’ notice whereby it manages the collection, storage and sale of sperm and other biological material for a fee of $50,000 per year which is deducted from receipts from the sale of sperm and other biological material.

Sublet Agreement with Roosevelt/St Luke’s Hospital

BioGenetics sublets approximately 300 square feet from Roosevelt/St Luke’s Hospital for $795 per month all inclusive (landlord pays utilities and taxes. It uses the space to receive donors and collect samples.